Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF TRAJECTORY ALPHA ACQUISITION CORP.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Trajectory Alpha Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify:

FIRST, that by unanimous written consent of the Board of Directors of Trajectory Alpha Acquisition Corp., dated June 14, 2023 and executed in accordance with Section 141(f) of the DGCL, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company to change the Company’s name from “Trajectory Alpha Acquisition Corp.” to “Zalatoris Acquisition Corp.”, declaring said amendment to be advisable and in the best interest of the Company and its stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, Article I of the Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) shall be deleted in its entirety and replaced by the following:

I.	The name of the corporation is Zalatoris Acquisition Corp. (the “Corporation”).

SECOND, that said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD, that said amendment shall be effective on June 26, 2023.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 21st day of June 2023.

TRAJECTORY ALPHA ACQUISITION CORP.

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Chief Executive Officer and Director